Exhibit 10.29

December 2, 2019

Dennis Kerrigan

[Address]

[Address]

Dear Dennis,

I am pleased to confirm the details of our offer of employment to join The Hanover Insurance Group, Inc. (the "Company" or "The Hanover"). As we discussed, you will join The Hanover on or about January 6, 2020, with the title Executive Vice President, Deputy General Counsel, reporting to Mr. Jack Roche, President and Chief Executive Officer of The Hanover. Following Mr. Huber's retirement, scheduled for April 1, 2020, you will assume the title and responsibilities of General Counsel. You will have such duties and responsibilities as shall be assigned to you by Mr. Roche. The terms of your employment are as follows:

1.	Base Salary: Effective on the date you commence employment with The Hanover (your "Employment Date"), your salary will be payable in bi-weekly installments which annualize to $510,000.
2.	Short-Term Incentive Compensation (“STIC”):

2020 STIC Award

Your 2020 STIC target award will equal 75% of your base salary ($382,500). Actual payouts, however, may range from 0% to 200% of target depending upon your individual performance and The Hanover's performance against certain preestablished performance criteria approved by the Compensation Committee.

Terms and Conditions

The terms and conditions of our annual STIC programs, and amounts payable thereunder, are established by the Compensation Committee of the Board of Directors (the "Compensation Committee") in its sole discretion. Any STIC payment, including the 2020 STIC Award, is contingent upon you being employed at The Hanover at the time the payment is made and is subject to the terms and conditions of the program.

November 27, 2019

Dennis Kerrigan

3.	Long-Term Incentive Compensation (“LTIC”)

2020 LTIC Award

Effective Q1 2020, you will be granted an LTIC equity award with an estimated fair value on the date of grant of approximately $500,000 (the "2020 Award").

The actual mix, terms and timing of such award will be determined by the Compensation Committee. The grant of any of the foregoing equity LTIC awards shall be subject to the terms of The Hanover Insurance Group 2014 Long-Term Incentive Plan and the applicable grant agreements.

4.

Relocation: To support your transition into your new role and your relocation efforts, we are pleased to offer you a lump sum payment for relocation assistance in the amount of $150,000. This payment will be made as soon as practical following your commencement of employment. The payment is taxable and is not eligible for a 401(k) company match or a non-qualified excess award. If you do not relocate, choose not to start your employment with the Company, you voluntarily terminate (except for Good Reason, as defined and subject to the procedures described in paragraph 8 below), or your employment is terminated by The Hanover for cause, which for this purpose is defined as unlawful, willful or gross misconduct, including, but not limited to, a violation of The Hanover's Code of Conduct or policies, within twenty-four (24) months from your start date, you will be obligated to repay 100% of the payment.

5.

Benefits: You will be eligible to participate in The Hanover's benefit programs, including, but not limited to, Group Medical, Dental, Life, Short and Long-Term Disability Insurance, The Hanover Insurance Group Retirement Savings Plan, and our Non-Qualified Retirement Savings Plan. Eligibility for and entitlements to benefits are determined by the terms and conditions of the applicable benefit plans, as they may be amended from time to time.

6.	You will be eligible to earn 25 days (193.75 hours at 7.75 hours per day) of Paid Time Off (PTO) annually. PTO time for 2020 will be prorated based on the month of your start date.
7.	You will be eligible to participate in the financial planning and matching gifts programs currently available to other senior executives.
8.	Severance Protection:

Change in Control

You will be eligible to participate in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the "Change in Control Plan"), in accordance with the terms thereof, as an "Executive Tier Participant" with a 1.5X "Multiplier" but without a Section 280G excise tax "gross up" and on a "best net" basis instead. Participation in the Change in Control Plan requires agreement to certain nonsolicitation, non-interference, confidentiality and other covenants as set forth in the plan, which are applicable whether or not such benefits become available, and no benefits shall be payable unless the Company receives a waiver and release and other terms and conditions of the Change in Control Plan are satisfied.

November 27, 2019

Dennis Kerrigan

Other Involuntary Termination

If (i) your employment with The Hanover is involuntarily terminated, other than in connection with your death, disability, a "Change in Control" or for "Cause" (as such terms are defined in Change in Control Plan), or (ii) you voluntarily terminate your employment for "Good Reason" (as defined below), you will be eligible to receive a cash severance payment (the "Severance Payment") equal to one (1) times your then current annual base salary and target bonus.

The Severance Payment will be payable in a single lump sum payment to be paid on a date that is sixty days after your termination of employment, provided that you execute and return to the Company a separation agreement that is acceptable to the Company (the "Separation Agreement") and is irrevocable by the payment date. The Separation Agreement will contain a full release and non-disparagement provision, along with such other terms acceptable to the Company.

For purposes of this letter, the term "Good Reason" shall mean the occurrence, without your express written consent, of any of the following (i) any material and adverse change in your duties or responsibilities that result in you no longer reporting directly to the Chief Executive Officer of the Company; (ii) a reduction in your current rate of annual base salary; or (iii) a reduction in your current annual short-term incentive compensation plan target award opportunity (but excluding the conversion of any cash incentive arrangement, in whole or in part, into an equity incentive arrangement of commensurate target value or vice versa); or (iv) any requirement that you relocate to an office more than 50 miles from the Company's home office in Worcester, Massachusetts. Notwithstanding the foregoing with respect to subsection (ii) and (iii) above, reductions to your base salary and/or target annual short-term incentive compensation opportunity of less than 10% shall not be deemed "Good Reason" if such reductions are applied to all management personnel in comparable positions at the Company. In addition, "Good Reason" shall include you not being formally appointed to the position of General Counsel (which position shall constitute the chief legal officer of the Company) on or before April 2, 2020, provided you remain ready, willing and able to assume such responsibilities as of such date and no event constituting Cause has occurred prior thereto.

In the event you believe that a "Good Reason" event has been triggered, you must give the Company written notice within 30 days of the first occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify your basis for determining that "Good Reason" has been triggered. The Company shall have the right to cure a purported "Good Reason" within 30 days of receipt of said notice.

9.

Covenants and Other Agreements: The Hanover has certain conditions to employment which apply to all of its officers and senior employees. Accordingly, as a condition of your employment with the Company, you agree that you will (i) not, directly or indirectly, during the term of your employment with The Hanover, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with The Hanover's relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (ii) at all times, neither disclose any of The Hanover's confidential or proprietary information to any third party, nor use such information for any purpose other than for the benefit of The Hanover and in accordance with Hanover policy; (iii) not, during the term of your employment with The Hanover, and for a period of one year thereafter, interfere with or seek to interfere with, The Hanover's relationships with any of its policyholders, customers, clients, agents or

November 27, 2019

Dennis Kerrigan

vendors; and (iv) at all times, comply with The Hanover's Code of Conduct and other policies and procedures as in effect from time to time. For the purposes of this provision, "confidential" or "proprietary" information shall include any information concerning the business, prospects, and goodwill of The Hanover including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by The Hanover including, without limitation, any agent or vendor information, client information, potential agent or client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insured's lists or compensation information, except to the extent such information is otherwise legally and publicly available.

10.

Representations and Other Considerations: Please be advised that to the extent you are subject to any employment or contractual obligations to prior employer(s), the Company expects you to comply with such obligations and to inform the Company accordingly. The Hanover respects its competitors' trade secrets and confidential information. Please do not bring with you any confidential information or proprietary information from any of your prior employers, and please do not use such information at any time, in any way, during the course of your employment with The Hanover.

You represent that you have provided The Hanover with copies of any agreement or employment policies, including any code of conduct or similar policies, that may set forth any continuing obligations to such prior employer(s), and that you are not aware of any agreement or employment policy of any kind that will prevent you from fulfilling, or that in any way could interfere or adversely affect your ability to fulfill, your responsibilities to The Hanover in the capacities contemplated. You represent that you have no reason to believe that any regulatory authority in the U.S., including, but not limited to the U.S. Securities and Exchange Commission and various state departments of insurance, would object to you becoming an officer and director of The Hanover or of any of its insurance and non-insurance subsidiaries. You also represent that you are not aware of any other impediment to your ability to fulfill the responsibilities contemplated as Executive Vice President, General Counsel of The Hanover or any of its subsidiaries.

11.	Miscellaneous:

Electronic Payment: As a condition of employment, all employees are paid through Electronic Funds Transfer (EFT).

Employment Eligibility: Under the Federal immigration law, you will be required to complete an 1-9 form verifying your employment eligibility in the United States on or prior to your Employment Date. We will provide you with a list of acceptable forms of documentation.

At-Will Employment Relationship: This offer letter briefly summarizes some of the terms and conditions of your employment. This letter is not and should not be construed as an employment contract. Employment at The Hanover is at-will. This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

November 27, 2019

Dennis Kerrigan

Entire Agreement; Governing Law: This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This letter agreement and your employment relationship shall be governed by the laws of Massachusetts, without regard to the law of conflicts.

Company Policies: You shall be subject to the Company's policies as in effect from time to time, including stock ownership guidelines applicable to executive officers (unvested TBRSUs and PBRSUs [at target] count toward requirement), Insider Trading Policy, Policy Regarding Recoupment of Formulae-Based Performance Compensation, and policies relating to hedging and pledging of securities linked to The Hanover.

Withholding: All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Definitions: The terms the "Company" and "The Hanover" shall include, depending on the context, the direct and indirect subsidiaries of The Hanover Insurance Group, Inc.

Dennis, we are truly excited about your decision to join The Hanover and look forward to our future together.

Sincerely,

/s/ Adria Thompson
Adria Thompson
Head of Executive Recruiting Office of Talent Acquisition

Accepted and Agreed:

/s/ Dennis F. Kerrigan	December 2, 2019
Dennis F. Kerrigan	Date